Exhibit (a)(1)(B)

Cover Letter from Stephen B. Hughes to Eligible Employees

February 18, 2010

Dear Employee:

We are pleased to offer you this opportunity to surrender all of your eligible outstanding stock options with exercise prices significantly higher than the current market price of our common stock in exchange for a fewer number of replacement options with a lower exercise price (the "Exchange Offer”). The number of replacement options you will receive in exchange for your surrendered stock options is noted on the personalized election form included in the packet accompanying this letter.  The number of replacement options you will be entitled to receive was determined based on the exchange ratios described in the enclosed Offer to Exchange document. Whether or not to participate in the Exchange Offer is completely your decision. If you choose not to participate, you do not need to take any action and you will simply keep your outstanding eligible stock options with their current terms and conditions. The Exchange Offer began at 9:30 a.m., Eastern Time, on Friday, February 18, 2011 and ends at 5:30 p.m., Eastern Time, on Wednesday, March 23, 2011, unless it is extended.

Eligibility:

Only eligible employees holding eligible stock options can participate in the Exchange Offer. Eligibility criteria are explained in the enclosed Offer to Exchange document. You are likely an eligible employee holding eligible stock options by virtue of receiving this packet of information.

Exchange Offer Packet:
This packet contains important information about the Exchange Offer, including:

•	Offer to Exchange document describing the terms and conditions of the Exchange Offer;
•	Frequently Asked Questions (included in the Offer to Exchange document);
•	Personalized election form, listing your eligible stock options and the number of replacement options for which your eligible stock options can be exchanged; and
•	Personalized withdrawal form, in the event you decide to withdraw your election before the Exchange Offer expires.

We are making this offer on the terms and subject to the conditions described in the Offer to Exchange document, the election form and withdrawal form.

Participation:
If you wish to participate in this Exchange Offer (or modify your previous election to participate in the Exchange Offer), you must complete the enclosed election form and send the completed form, including Schedule A, to Patti Rooney, Manager, Corporate Support & Human Resources, at the address noted on the form. You must return your completed and signed election form only to Patti Rooney. Submissions by any other means will NOT be accepted. If you wish to participate in this Exchange Offer, you must surrender all of your eligible outstanding stock options.  You may not participate for only a portion of your eligible stock options.

Deadline:
If you choose to participate in the Exchange Offer, your properly completed and signed election form must be received by Patti Rooney by 5:30 p.m., Eastern Time, on Wednesday, March 23, 2011, unless this deadline is extended.  If the deadline is extended, we will provide appropriate notice of the extension and the new deadline no later than 9:00 a.m., Eastern Time, on the business day after the previous deadline. The expiration deadline will be strictly enforced. Please note that no election forms will be accepted unless they are properly completed, signed and the entire form, including Schedule A, is received by Patti Rooney before the deadline, even if they are mailed or postmarked before the deadline. If you choose to participate in the Exchange Offer, your replacement options (i.e., your new stock options) will be granted with an exercise price equal to the closing price of Smart Balance common stock on the date such replacement options are granted, which will be the last day of the Exchange Offer (expected to be March 23, 2011, unless the Exchange Offer is extended).

Withdrawal:
If you wish to withdraw your previously surrendered eligible stock options from the Exchange Offer, you must notify Patti Rooney by completing the enclosed withdrawal form and sending the completed form, including Schedule A, to Patti Rooney at the address noted on the form. The deadline for submitting a withdrawal form is the same as the deadline for submitting an election form, as discussed above.

Informational Sessions:
Beginning on February 18, we intend to provide informational session(s) for eligible employees to discuss the details of the Exchange Offer and the process for participation. These sessions are not a substitute for carefully reviewing the enclosed materials and are not intended to provide a comprehensive overview of the program.

You should carefully read the enclosed information, and you are encouraged to consult your own outside tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer. Participation involves risks that are discussed in the “Risk Factors” section of the Offer to Exchange document. No one from Smart Balance or its subsidiary is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

If you have questions about the Exchange Offer or how to participate, please contact Patti Rooney at 201-421-3933 or by email at prooney@smartbalance.com.

Warm regards,

Stephen B. Hughes
Chairman and Chief Executive Officer